Exhibit 3.01
                           739179020                  FILED
                                                     JUN 28 1989
                                                     /S/
                                                   SECRETARY OF STATE


                           ARTICLES OF INCORPORATION
                                      OF
                             HI-TECH VENTURE, INC.

     The undersigned, in order to form a corporation for the purposes hereinafter stated, under and pursuant to the general corporation laws of the State of Delaware, does hereby certify as follows:

                                 ARTICLE I
                                   Name

     The name of this corporation is Hi-Tech Ventures, Inc.

                                 ARTICLE II
                                  Duration

     The duration of this corporation is perpetual.

                                 ARTICLE III
                                   Purpose

     The purpose or purposes for which this corporation is organized are:
     (a) To engage in any lawful act or activity for which the corporation may be organized under the general corporation law of Delaware.
     (b) To cause to be formed, merged, reorganized or liquidated and to promote, take charge of an in any way permitted by law the formation, merger, liquidation or reorganization of any corporation, association or organization of any kind domestic or foreign and to form, organize, promote, manage, control and maintain and to dissolve, merge or consolidate one or more corporations in the stock of other securities of which this corporation may be or become interested for such purposes as may aid or advance the objects and purposes of this corporation.
     (c) To do each and every thing necessary, suitable or proper for the accomplishment and in the purpose of the attainment of any one or more of the subjects hereinafter enumerated or which at any time may appear conductive to or expedient for the protection or benefit of this corporation and to do said acts as fully and to the same extent as natural persons might or could to in any part of the world as principals, agents, partners, trustees or otherwise either alone or in conjunction with any other person, association or corporation.

                                   ARTICLE IV
                                     Stock

     The Corporation shall have the authority to issue fifty million (50,000,000) shares of common stock with a par value of $.001 per share, all stock of the corporation shall be of the same class common and shall have the same rights and preferences, fully paid stock of this corporation shall not be liable to any further call or assessment.

                                    ARTICLE V
                                    Amendment

     These Articles of incorporation may be amended by the affirmative vote of a majority of the shares entitled to vote on each such amendment.

                                     ARTICLE VI
                                 Shareholder Rights

     The authorized and treasury stock of this corporation may be issued at such time, upon terms and conditions and for such consideration as the Board of Directors shall determine Shareholders shall not have pre-emptive rights to acquire unissued shares of the stock of this corporation and cumulative voting is denied.

                                     ARTICLE VII
                                Initial Office and Agent

     The address of the initial registered office of the corporation and the name of the corporation's initial registered agent at such address in The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801, New Castle County.

                                      ARTICLE VIII
                                      Incorporators

     The name and address of each incorporator is:

                              Gerald M. Conder
                              275 East South Temple, Suite 303
                              Salt Lake City, Utah 84111

                              John Nielson
                              395 South 600 East
                              Salt Lake City, Utah 841111

                              Richard Nelson
                              275 East South Temple, Suite 303
                              Salt Lake City, Utah 84111

                                     ARTICLE IX
                                      Directors

     The number of Directors constituting the initial Board of directors of this corporation is three. The names and addresses of persons who are to serve as directors until the first annual meeting of stockholders, or until their successors are elected and qualified are:

                             C. Eugene Gronning
                             2522 Alice Drive
                             West Jordan, Utah 84084

                             Marcia Gronning
                             2522 Alice Drive
                             West Jordan, Utah 84084

                             Robert A. Larkins
                             1136 Birch Circle
                             Alpine, Utah 84003

                                 ARTICLE X

          Common Directors - Transactions Between Corporations
     No contract or other transaction between this corporation and one or more of its directors or any other corporation, firm, association or entity in which one or more of its directors or officers are financially interested, shall be either void or voidable because of such relation or interest, or because such director or directors are present at the meeting of the Board of Directors, or a committee thereof which authorizes, approves or ratifies such contract or transaction, or because his or their votes are counted for such purpose if: (a) the fact of such relationship or interest is disclosed or known to the Board of Directors or committee which authorizes, approves, or ratifies this contract or transaction by vote or consent sufficient for the purpose without counting the votes or consents of such interested directors; or (b) the fact of such relationship or interest is disclosed or known to the shareholders entitled to vote and they authorize, approve, or ratify such contract or transaction by vote or written consent; or (c) the contract or transaction is fair and reasonable to the corporation.
     Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board or Directors or committee thereof which authorizes, approves or ratifies such contract or transaction.

     DATED this 26th day of June, 1989

                                         /S/Gerald M. Condor

                                         /S/John Nielson

                                         /S/Richard Nelson


STATE OF UTAH      )
                   )SS
COUNTY OF SALT LAKE)

     I hereby certify that on the 26th day of June, 1989, personally appeared before me Gerald M. Conder, John Nielson, and Richard Nelson who, being by me first duly sworn, severally declared that they are the incorporators and that the statements therein contained are true.

     DATED this 26th day of June, 1989.

                              /S/Mindy Larsen
                              NOTARY PUBLIC
                              Residing in: Salt Lake City
                            NOTARY PUBLIC
My Commission Expires:      MY
5-16-92                     COMMISSION                 RECEIVED FOR RECORD
-------                     EXPIRES 5-16-92                JUL 06 1989
                            MINDY LARSEN           WILLIAM M. HONEY,RECORDER
                            275 East South Temple
                            #308
                            Salt Lake City, Utah
                            84111
                            STATE OF UTAH